                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:                                       Boston Advisors Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                                100 Federal Street
                                                  Boston, MA 02110

Telephone Number (including area code):

                                                    (617) 348-3100


Name and Address of Agent for Service of Process:

                                           Michael J. Vogelzang
                                           Boston Advisors, Inc.
                                           100 Federal Street
                                           Boston, MA 02110


The Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES  [X]                         NO  [   ]


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 1st day of November, 1999.

ATTEST:                                          BOSTON ADVISORS TRUST


By: /s/ Susan C. Mosher                           By: /s/ Michael J. Vogelzang
    -------------------                               ------------------------
     Susan C. Mosher                                  Michael J. Vogelzang
                                                      President